EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK REPORTS FIRST QUARTER EARNINGS

Philadelphia, PA, January 26, 2005 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the first quarter of fiscal 2005 ended December 31, 2004.

Net income for the first quarter of fiscal 2005 was $0.1 million, or $0.01 per common share (diluted), compared to net income for the first quarter of fiscal 2004 of $2.1 million, or $0.37 per common share (diluted).  The Company’s diluted earnings per share for the first quarter of $0.01 was within the Company’s most recent guidance range of $(0.02) to $0.03 per share provided in its January 6, 2005 press release, and exceeded the previous guidance range of $(0.10) to $0.00 provided in its November 23, 2004 press release.  Given the Company’s first quarter results and its plans for the rest of the year, the Company is maintaining its targeted diluted earnings per share range for fiscal 2005 of between $0.70 and $1.00 per share.

Net sales for the first quarter of fiscal 2005 increased 1.5% to $133.6 million from $131.7 million in the same quarter of the preceding year.  Comparable store sales decreased 4.2% during the first quarter of fiscal 2005 (based on 894 locations) versus a comparable store sales decrease of 5.0% during the first quarter of fiscal 2004 (based on 845 locations).  For the quarter ended December 31, 2004, the Company opened 12 stores, including 4 multi-brand stores, and closed 15 stores, with 8 of these store closings related to multi-brand store openings. In addition, during the first quarter of fiscal 2005, the Company opened 1 leased department location and closed 2 leased department locations.  The Company ended the quarter with 880 stores and 1,111 total retail locations, compared to 870 stores and 1,027 total retail locations at the end of December 2003. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.5 million for the first quarter of fiscal 2005 compared to $9.6 million of EBITDA for the first quarter of fiscal 2004.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, noted, “We are pleased and cautiously encouraged by the significant improvement in our sales trend for the first quarter of fiscal 2005,

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during which our comparable store sales declined 4.2%, compared to our 8.3% comparable store sales decline for the fourth quarter of fiscal 2004.  However, we recognize the continued significant impact on our results of the dramatically increased competitive pressures in the maternity apparel business.  Although we were able to deliver earnings for the quarter within our most recent guidance range, and higher than our previous guidance range provided in November, we are not satisfied with our financial results for the quarter.  Looking forward, we are very excited about our new strategic business initiatives, including our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our continued long-term growth in sales and profitability, while addressing the increased competitive pressures in the maternity apparel industry.

“Mothers Work is well positioned for fiscal 2005 and beyond.  As we have previously stated, we see fiscal 2005 as an important year of strategic transition as we significantly increase the number of “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continue to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We are encouraged by the initial results of our multi-brand stores in terms of their ability to capture the sales from our related store closings and their potential to reduce store operating expense percentages.  As of December 31, 2004, we have 31 two-brand combo stores, 2 triplex stores, and 6 Destination Maternity Superstores.

“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores, the first of which opened in March 2004, carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  A further example of this differentiation is our most recently opened Destination Maternity Superstore, in Charlotte, North Carolina, which includes our first Edamame™ maternity spa. We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages.  In addition, the superstore model may increase overall sales in the geographical markets they serve.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We opened two Destination Maternity Superstores during the first quarter of fiscal 2005, will be opening two additional Superstores by the middle of February, and may open a small number of additional Superstores in fiscal 2005 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.

“We also continue to be excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the launch of the futuretrust® college savings program in our stores in November 2003, the launch of our in-store gift bag program in July 2004, the pursuit of potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.

“Given the continued fierce competitive environment, we continue to take a cautious outlook in our financial projections for fiscal 2005.  For the second quarter of fiscal 2005, we are targeting net sales in the $140 million range, based on an assumed comparable store sales decrease of 2% to 4% for the quarter, and are targeting a net loss per common share of between  $0.20 per share and $0.30 per share.

“We are targeting net sales for the full year fiscal 2005 in the $565 to $573 million range, representing sales growth of approximately 9% to 11% over fiscal 2004, based on the planned sales contribution from our Kohl’s and Sears initiatives and our new stores, partially offset by an assumed comparable store sales decrease of between 1.3% and 2.8% for the full fiscal year, with comparable store sales expected to be weaker in the first half of the fiscal year than in the second half when we face weaker prior year sales comparisons.

“Our targeted sales for fiscal 2005 reflect our plan to open between 30 and 40 new stores during the year, including approximately 15 to 20 new multi-brand stores, and close approximately 48 to 60 stores, with approximately 30 to 40 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity Superstores.  In addition, based on the success of the initial launch last April of our Two Hearts™ Maternity collection, available exclusively at selected Sears locations, beginning in March 2005 we will be expanding the distribution of our Two Hearts Maternity collection from 72 Sears locations currently to a total of over 550 Sears locations.  This proprietary brand will replace the existing maternity apparel lines in those locations and will become the exclusive maternity apparel offering in Sears stores.  In February 2005, our Oh Baby! by Motherhood™ collection will launch at Kohl’s stores throughout the United States and on Kohls.com.  The Oh Baby! by Motherhood collection, available exclusively at Kohl’s under a licensed arrangement, will replace the existing maternity apparel lines at Kohl’s and will become their exclusive maternity apparel line.  Kohl’s currently operates 637 stores in 40 states.

“We project that our gross margin for fiscal 2005 will be approximately 52.5% of net sales, a reduction from our 53.7% gross margin in fiscal 2004, driven by the planned lower gross margin of sales from our new licensed business.  We expect our operating expenses to decrease slightly as a percentage of net sales for fiscal 2005 versus fiscal 2004, primarily as a result of the expense leverage from the addition of our licensed business and a continued sharp focus on expense control, partially offset by the negative expense leverage resulting from our assumed comparable store sales decrease.  Based on these assumptions, we are projecting EBITDA for fiscal 2005 in the $32.3 to $35.3 million range and diluted earnings per common share of between $0.70 and $1.00 per share, the same targeted projections we provided in our November 23, 2004 press release.  Despite the expected positive earnings contribution of our new business initiatives in fiscal 2005, this targeted earnings range for fiscal 2005 is lower than our fiscal 2004 diluted earnings per share of $1.07, due to the adverse effect on earnings of our assumed comparable store sales decline of between 1.3% and 2.8%.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“Our target for fiscal 2005 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company.  Pursuant to the share repurchase program approved by our Board of Directors in March 2003, which expires in March 2005 unless extended, the Company has repurchased and retired approximately 142,000 shares of its common stock to date at a total cost of approximately $3.2 million.  The Company did not repurchase any shares of its common stock during the first quarter of fiscal 2005.

“We continue to plan our fiscal 2005 capital expenditures to be between $12 million and $14 million, compared to $14.7 million for fiscal 2004, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2005 year end to increase somewhat from fiscal 2004 year end, due to the inventory needs of our new initiatives, but at a lesser rate than our planned sales growth.  Based on these targets and plans, we expect our fiscal 2005 capital expenditures to be funded through our cash flow from operations.  Although we had no outstanding credit line borrowings during fiscal 2004, and expect to have none at the end of fiscal 2005, we expect to have modest credit line borrowings from our $60 million credit facility during certain periods of fiscal 2005, reflecting seasonal variations in cash flow.

“Looking forward to fiscal 2006, we expect to realize increased earnings contribution from our new strategic initiatives, including a full year contribution from our Sears and Kohl’s initiatives, and expect to generate higher earnings than fiscal 2005, while generating positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s first quarter fiscal 2005 earnings, financial guidance and certain business initiatives.  You can participate in this conference call by calling (773) 681-5870.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Wednesday, February 2, 2005 by calling (203) 369-1644.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of December 31, 2004, Mothers Work operates 1,111 maternity locations, including 880 stores and 231 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™ and sells on the web through its maternitymall.com and brand-specific websites.

         The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	First Quarter Ended
	12/31/04	12/31/03

Net sales	$133,619	$131,695
Cost of goods sold	63,206	61,665

Gross profit	70,413	70,030
SG&A expenses, excluding depreciation & amortization	63,940	60,428

EBITDA	6,473	9,602

Depreciation & amortization	2,623	2,487
Operating income	3,850	7,115
Interest expense, net	3,755	3,691

Income before income taxes	95	3,424
Income tax provision	38	1,370
Net income	$57	$2,054

Income per share – basic	$0.01	$0.39
Average shares outstanding – basic	5,216	5,234

Income per share – diluted	$0.01	$0.37
Average shares outstanding – diluted	5,354	5,559

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	December 31,	September 30,	December 31,
	2004	2004	2003

Cash and cash equivalents	$14,691	$8,467	$13,577
Short-term investments	2,500	6,400	12,950
Inventories	98,113	92,743	80,778
Property, plant and equipment, net	63,423	60,288	56,989
Line of credit borrowings	—	—	—
Long-term debt	128,519	127,629	127,766
Stockholders’ equity	66,487	66,270	63,160

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to EBITDA

and Operating Income Margin to EBITDA Margin (1)

(in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/04	12/31/03

Operating income	$3,850	$7,115

Add: depreciation & amortization expense	2,623	2,487

EBITDA	$6,473	$9,602

Net sales	$133,619	$131,695

Operating income margin (operating income as a percentage of net sales)	2.9%	5.4%

Depreciation & amortization expense as a Percentage of net sales	2.0	1.9

EBITDA margin (EBITDA as a Percentage of net sales)	4.8%	7.3%

(1) Components may not add to total due to rounding.

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal
Year Ending
9/30/05

Projected operating income	$21.3 to 24.3

Add: projected depreciation & Amortization expense	11.0

Projected EBITDA	$32.3 to 35.3

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense (1)

(in thousands, except percentages)

(unaudited)

	First Quarter Ended
	12/31/04	12/31/03

SG&A expenses	$66,563	$62,915

Less: depreciation & amortization expense	2,623	2,487

SG&A expenses, excluding Depreciation & amortization	$63,940	$60,428

Net sales	$133,619	$131,695

SG&A expense margin (SG&A expense as a percentage of net sales)	49.8%	47.8%

Depreciation & amortization expense as a percentage of net sales	2.0	1.9

SG&A expense margin, excluding depreciation & amortization (SG&A, excluding depreciation & amortization, as a percentage of net sales)	47.9%	45.9%

(1) Components may not add to total due to rounding.